                                                                    Exhibit 12.1


                                                                   Fiscal Year Ended
                                             ------------------------------------------------------------
                                             January 1, December 31, December 29,  January 4,  January 3,
                                               1995        1995         1996         1998        1999
                                              -------     -------      -------     -------     -------
                                                                (dollars in thousands)
DETERMINATION OF RATIO OF
   EARNINGS TO FIXED CHARGES:
Net income (loss) before taxes                $ 9,975     $(7,452)     $ 4,039     $17,003     $12,835
Fixed charges
   Interest expense                             4,239       5,915        5,646       5,532       6,296
   Amortization of deferred financing costs       218         302          360         944         213
   Interest component of rent                   1,641       3,555        3,730       3,004       1,332
                                              -------     -------      -------     -------     -------

Earnings before fixed charges                  16,073       2,320       13,775      26,483      20,676
                                              =======     =======      =======     =======     =======


Fixed Charges
   Interest expense                             4,239       5,915        5,646       5,532       6,296
   Amortization of deferred financing costs       218         305          360         944         213
   Interest component of rent                   1,641       3,555        3,730       3,004       1,332
                                              -------     -------      -------     -------     -------

Total fixed charges                             6,098       9,772        9,736       9,480       7,841
                                              =======     =======      =======     =======     =======


     Ratio of earnings to fixed charges(a)        2.6x                     1.4x        2.8x        2.6x
                                              =======     =======      =======     =======     =======

(a) For purposes of computing the ratio of earnings to fixed charges, "earnings" are defined as net income before fixed charges. Fixed charges are defined as interest expense, amortization of deferred financing costs, and the portion of rent expense representing interest. Earnings were inadequate to cover fixed charges by $7.5 million for the year ended December 31, 1995.